Exhibit 10(c)

                                  AGREEMENT

This Agreement between Farmstead Telephone Group, Inc., with offices at 22 Prestige Park Circle, East Hartford, CT 06108 ("FTG") and Mr. Jean-Marc Stiegemeier, with offices at 500 East 77th Street, Suite 3324, New York, NY 10062 ("Consultant") is dated as of August 16, 2004 (the "Effective Date").

RECITAL

FTG is interested in engaging Consultant to provide certain consulting services related to the improvement of FTG near and long term business performance. Consultant is interested in providing those services to FTG.

The parties agree as follows:

1.    THE SERVICES AND DELIVERABLES
      -----------------------------

a) FTG agrees to retain Consultant for a period of ninety (90) days (the "Service Period") and during that period Consultant agrees to assist FTG including its management team and Board of Directors in the initial building of a plan to "turnaround" the current performance of the corporation, as well as assist in evaluating, and making recommendations, as to its current financial condition, to include; projected cash flow requirements, a review of its sales organization, opportunities for refinancing, a review of its current equity structure, as well as an overall corporate review focused on a strategic re-direction of the corporation (collectively, the "Services"). Consultant agrees to devote his full time efforts to FTG except for work related to Strait Shot.

b) As an integral part of the Services, Consultant will provide FTG the following Deliverables:
      (i) a near term turnaround plan to generate positive cash flow and profitability from FTG' s existing lines of businesses;
      (ii) a short term plan for strategic acquisitions that could contribute from $50 to $80 million dollars of incremental revenue; and
      (iii) a longer term strategic plan to grow FTG revenues in excess of $100 million over a three year horizon.
Consultant also agrees to formally present the recommendations and findings embodied in the Deliverables to FTG's Board of Directors if requested to do so.

c) Consultant will provide FTG's Chief Executive Officer with periodic reports and updates regarding the progress, results and other aspects of the Services.

2.    FEES AND EXPENSES
      -----------------

a) Subject to Section 4 below, FTG agrees to pay Consultant a fixed fee of Seventy-Five Thousand Dollars for the Services contemplated by this Agreement (the "Fee"). FTG will pay the Fee as follows:

      (i) Fifty Thousand Dollars ($50,000) by wire transfer upon signing of this Agreement; and

      (ii) Twenty Five Thousand Dollars ($25,000) by wire transfer on the sixtieth (60th) day following the Effective Date of this Agreement (the "Balance Payment").

c) FTG shall reimburse Consultant for reasonable and customary expenses (the "Expenses") incurred in connection with the Services, such as transportation, meals, lodging. Consultant shall first notify and receive authorization from FTG's CEO prior to incurring any Expenses

d) Consultant will invoice FTG for Expenses every two (2) weeks during the Service Period. Original expense receipts shall be submitted concurrent with said Invoice. FTG shall pay each invoice within fifteen (15) days following receipt.


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3.    OWNERSHIP OF DELIVERABLES AND INTELLECTUAL PROPERTY RIGHTS
      ----------------------------------------------------------

a) FTG shall own solely and exclusively:

(i) the Deliverables and all works in progress and other materials generated or made by Consultant in connection with the Services (the "Associated Materials");

(iii) all writings, documents, reports, papers, drawings, tabulations, books, computer programs and other copyrightable works (collectively "Copyright Works") made, written or prepared by Consultant alone or jointly with others in connection with the Services, which shall be considered works made for hire as that term is defined in Section 101 of the US Copyright Act.

b) For the Fee and other good and valid consideration, Consultant hereby assigns sells, and transfers to FTG, or its nominee all of Consultant's right, title and interest in and to the Deliverables, Associated Materials and Copyright Works for the United States and all foreign countries.

c) Upon request and at FTG's expense, Consultant agrees to sign and deliver promptly to FTG written instruments and give testimony or furnish other data as may be necessary or proper in the opinion of FTG to obtain, maintain and copyrights on all Copyright Works in the United States and all foreign countries. Consultant's obligations under this Section shall continue for a period of three (3) years beyond the termination of the Services with respect to any Copyright Works made or conceived by Consultant during the performance of the Services.

d) Regardless of anything to the contrary elsewhere in this Agreement, it is understood and agreed that FTG shall own solely and exclusively all materials and information relating to FTG's business, products and markets that FTG or FTG's other consultants generate and supply to Consultant in connection with the Services.

4.    TERM AND TERMINATION
      --------------------

a) This Agreement shall continue in force throughout the Service Period unless terminated sooner as provided in this Section 4.

b) This Agreement will terminate in the event FTG extends, and Consultant accepts, an offer of employment as CEO of FTG; provided that if such an offer is extended by FTG within sixty (60) days following the Effective Date of this Agreement and ultimately is accepted by Consultant, FTG shall be relieved of its obligation to remit the Balance Payment under Paragraph 2(a)
(ii), above. Nothing in this paragraph shall be construed to obligate FTG to extend Consultant any offer of employment or to obligate Consultant to accept any offer if extended.

c) In the event that either party breaches or fails to perform any obligation under this Agreement and that breach or failure to perform is not cured within fifteen (15) days following a receipt of written notice, the other party may terminate this Agreement in addition to invoking any other legal rights and remedies that may be available.

d) Consultant shall deliver to FTG all Deliverables, works in progress and all other materials and information generated by Consultant in connection with the Services immediately upon termination.

5.    INTENTIONALLY LEFT BLANK

6.    LIMITATION OF LIABILITY
      -----------------------

EXCEPT FOR LIABILITY FOR PERSONAL INJURY OR DAMAGE TO PROPERTY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER, WHETHER IN AN ACTION UNDER CONTRACT,


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NEGLIGENCE, OR ANY OTHER THEORY, FOR ANY AMOUNT IN EXCESS OF THE TOTAL
AMOUNT OF COMPENSATION PAID PAYABLE BY FTG TO CONSULTANT UNDER THIS AGREEMENT. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES OR FOR LOSS OF REVENUE OR PROFITS, EVEN IF THE POSSIBILITY OF DAMAGES OR LOSS HAD BEEN DISCLOSED OR REASONABLY COULD HAVE BEEN FORESEEN. THESE LIMITATIONS SHALL APPLY REGARDLESS OF FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

7.    COMPLIANCE WITH LAWS AND TAXES
      ------------------------------

a) At all times, Consultant shall comply with all federal, state, and local laws and regulations applicable to the performance of the Services.

b) Consultant shall properly report all compensation received under this Agreement, and shall pay when due all federal, state and local taxes applicable to that compensation. FTG shall pay and Consultant shall collect and remit to the appropriate governmental agencies when due all sales and other similar taxes, if any, imposed on the Services.

8.    CONFIDENTIALITY
      ---------------

a) Consultant acknowledges it shall receive, have access to or generate certain "FTG Confidential Information" in connection with this Agreement. "FTG Confidential Information" shall mean all information, in written, tangible, electronic, oral or any other form whatsoever, that FTG protects against unrestricted disclosure, such as proprietary matters of a technical nature, including but not limited to, know-how, technical data, software, computer programs, processes, techniques, developments, inventions, products, and plans for future developments and proprietary matters of a business nature, including but not limited to business plans, financial statements and other information about costs, revenues, profits, markets, marketing strategies, prices, employees, compensation, customers and/or suppliers.

b) Consultant agrees to maintain in confidence and not to disclose to any third party or to use, or permit any use of the FTG Confidential Information for any purpose except as contemplated by the Services. Consultant shall restrict access to the FTG Confidential Information to only those employees of Consultant that require access in order to perform the Services and who have agreed in writing to be bound by the obligations of confidentiality under this Agreement. Consultant shall return to FTG all tangible materials in its possession that are or contain FTG Confidential Information immediately upon termination of this Agreement or request from FTG, and Consultant shall not retain any copies or reproductions of the returned materials, unless specifically authorized to do so in writing by FTG.

b) The obligations of confidentiality under this Section 8 shall not apply to any information that:
      (i) is in the public domain;
      (ii) is rightfully in Consultant's possession without obligation of confidentiality; or
      (iii) is disclosed to Consultant by a third party without obligation of confidentiality.

c) Consultant's obligations under this Agreement shall continue for a period ending three (3) years following the termination of this Agreement, except that with respect to any FTG Confidential Information that also a "trade secret" the obligations shall continue for so long as that FTG Confidential Information remains a trade secret.

9.    NON-SOLICITATION OF FTG PERSONNEL
      ---------------------------------

For so long as Consultant is performing Services under this Agreement and for a period of twelve (12) months following the conclusion or termination of this Agreement, for whatever reason, Consultant shall not directly or indirectly by assisting any other person or entity (i) solicit, induce or encourage the resignation of any employee, officer, or director of FTG; (ii) in any way interfere with the relationship between FTG


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and any of its employees, officers, directors, customers or independent contractors  or (iii) hire any employees, officers, or directors of FTG.

10.   REMEDIES
      --------

It is understood and agreed that money damages alone would not be adequate to compensate party for or rectify a breach by the other party of its obligations under Sections 8 or 9above. Therefore, either party shall be entitled to seek and receive injunctive relief to enforce the provisions of Sections 9 and 10, in addition to all other available legal and equitable remedies.

11.   INDEPENDENT CONTRACTORS
      -----------------------

The relationship between FTG and Consultant at all times shall be that of independent contractors. Nothing in this Agreement may in any way be construed to imply or create a joint venture, principal-agent, or employer-employee relationship between the parties. Neither party shall have the right, power or authority to create any obligation on behalf of the other.

12.   NOTICES
      -------

      All communications required or contemplated by this Agreement must be in writing and sent first class mail prepaid, courier service or via facsimile transmission to the respective parties, as follows:

      If to Consultant:                If to FTG:
      Mr. Jean-Marc Stiegemeier        Farmstead Telephone Group, Inc.
      500 East 77th St. Suite 3324      22 Prestige Park Circle
      New York, NY 10062               East Hartford,, CT 06108

      Attention:                       Attention: Mr. George Taylor,
                                                  Chairman & CEO
      Telephone:                       Telephone: 860-610-6000
      Facsimile Number:                Facsimile Number: 860-610-6001

13.   MISCELLANEOUS
      -------------

a) This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut. Any dispute in connection with this Agreement that cannot be resolved amicably shall be adjudicated in a federal court situated in the State of Connecticut and each party shall submit themselves to the jurisdiction of that court. Each party agrees, that any dispute arising under this Agreement shall be submitted to nonbinding mediation under the auspices of a recognized, professional mediator acceptable to both parties, prior to the filing of any lawsuit relating to that dispute.

b) Consultant may not assign or transfer any of its responsibilities under this Agreement without the prior written consent of FTG. Any attempted assignment, transfer or subcontracting in the absence of that consent shall be null and void. It is understood and agreed that FTG may assign this Agreement to a parent company an affiliate or an acquirer of substantially all of the assets of that portion of FTG's business to which this Agreement relates. This Agreement is binding upon and shall inure to the benefit of the parties, their representatives, successors and permitted assigns.

c) No failure or successive failures on the part of either party, its successors or assigns, to enforce any covenant or agreement, and no waiver or successive waivers on its or their part of any condition of this Agreement shall operate as a discharge of that covenant, agreement, or condition, or render it invalid, or impair the right of either party, its successors and assigns, to enforce it in the event of any subsequent breach or breaches by the other party, its successors or assigns.


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d) This Agreement constitutes the entire Agreement between the parties and supersedes all previous agreements and understandings relating to the subject matter.

e) This Agreement may be amended only by a written amendment signed by both of the parties.

f) All headings are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement in any way. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions, and this Agreement shall be construed in all respects as if the invalid or unenforceable provisions were omitted.

14. SURVIVAL The provisions of Sections 3, 6, 8, 9, 10, and 13(a) shall survive expiration or termination of this Agreement.

Executed as of the Effective Date.

Jean-Marc Stiegemeier                  Farmstead Telephone Group, Inc.

/s/ Jean-Marc Stiegemeier              By: /s/ George J. Taylor, Jr.
-------------------------                  -------------------------
                                       Name: George J. Taylor, Jr.
                                       Title: CEO


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